PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT made effective as of the 14 day of March, 2012.

BETWEEN:

ENTOURAGE MINING CORP., of 614 – 475 Howe Street, Vancouver, BC, V6E 2B3

(the "Vendor")

AND:

SAL RESOURCES HOLDINGS LIMITED, P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands

(the "Purchaser")

WHEREAS:

(A) The Vendor is the beneficial owner of a 40% interest in those certain mineral licenses set forth in Schedule "A" hereto and more particularly known as the Pires Do Rio Property (the "Property");

(B) The Vendor wishes to sell, assign and transfer to the Purchaser and the Purchaser wishes to purchase from the Vendor all of the Vendor's right, title and interest in and to the Property (the "Interest") on the terms hereinafter provided;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained the parties hereto covenant, agree, represent and promise each with the other as follows:

1. The Vendor hereby agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor the Interest, subject to the terms and conditions of this Agreement.

2. In full consideration of and for the sale, assignment and transfer of the Interest, the Purchaser shall:

   (a) pay the amount of $50,000 to the Vendor forthwith upon execution of this Agreement, and

   (b) upon the earlier to occur of

(i) the date that the Property has been transferred to a holding company ("Holdco"), the sole asset of which is the Property, with the Purchaser or its nominee owning 40% of the shares of Holdco, or

(ii) June 30, 2012,

pay a further $50,000 to the Vendor, which monies are to be placed in trust with McMillan LLP to be paid out in accordance with the provisions of 2(b) above.

3. Concurrent with the payment of the amount set forth in 2(a) above, the Vendor shall execute all such documents and do all such acts and things as the Purchaser may reasonably request so as to cause the Vendor to convey the Interest to the Purchaser.

4. The Vendor severally acknowledges, warrants and represents that:

(a) it is a body corporate duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and it has full power, absolute authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, and the Vendor has the sole right to convey the Interest to the Purchaser;

(b) it holds the Interest free and clear of all liens, charges and encumbrances;

(c) to the best of the knowledge of the Vendor, there is no adverse claim or challenge against or to the ownership of or title to the Property or the Interest nor is there any basis therefore; and

(d) to the best of the knowledge of the Vendor, there are no legal, government, regulatory or administrative proceedings or claims pending or threatened in any way relating to or in respect of the Interest or the Property.

(e) it has no right, title, or interest, legal or beneficial in that mineral right registered with the Departamento Nacional de Producao Mineral under process number 860.715/2006

5. The Purchaser warrants and represents that it is a body corporate which is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full power, absolute authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby.

6. The Vendor will indemnify and save harmless the Purchaser from any and all losses, damages, liabilities or claims of any kind to which the Purchaser may become subject, directly or indirectly, resulting from any breach of any representation or warranty of the Vendor contained in this Agreement or resulting from liabilities of the Vendor arising from its ownership of the Interest.

7. This Agreement supercedes and replaces any prior agreements, whether written or verbal, between the parties hereto with respect to the sale of the Interest.

8. All references to dollar amounts contained in this Agreement are references to U.S. dollars unless otherwise indicated.

9. This Agreement shall be governed by and interpreted in accordance with the laws in effect in British Columbia, and the parties hereto attorn to the courts of British Columbia for the resolution of any disputes arising out of this Agreement.

10. This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11. This Agreement may be executed in any number of counterparts and all such counterparts, taken together, will be deemed to constitute one and the same instrument. This Agreement may be signed and accepted by facsimile.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of and from the day and year first above written.

ENTOURAGE MINING CORP.

Per: ______________________
Authorized Signatory

SAL RESOURCES HOLDINGS LIMITED

Per: ______________________
Authorized Signatory

SCHEDULE "A"

THE PROPERTY

The following rights registered with the Departamento Nacional de Producao Mineral (DNPM):

1. **Process Number 861.470/2011**
2. **Process Number 860.274/2010**
3. **Process Number 860.272/2010**
4. **Process Number 860.870/2009**
5. **Process Number 860.086/2007**